Ex. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statement Nos. 333-252534 and 333-251158 on Form S-8 of our report dated March 29, 2021, relating to the consolidated financial statements of Seer, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
San Francisco, California
March 29, 2021